Exhibit 99.1

At the Company:
Kim Hillyer	Jeff Goeser
Managing Director, Corporate Communications	Managing Director, Investor Relations
(402) 574-6523	(402) 597-8464
kim.hillyer@tdameritrade.com	Jeffrey.Goeser@tdameritrade.com
On Twitter @TDAmeritradePR

TD Ameritrade Provides Update on Regulatory Actions Related to its Acquisition by Schwab

OMAHA, Neb., September 30, 2020 – TD Ameritrade Holding Corporation (Nasdaq: AMTD) today announced that The Toronto-Dominion Bank (“TD Bank”) notified The Charles Schwab Corporation (“Schwab”) that it has received regulatory approval from the Board of Governors of the Federal Reserve System in connection with Schwab’s proposed acquisition of TD Ameritrade.

With this decision from the Federal Reserve, Schwab, TD Bank and TD Ameritrade have received all necessary legal and regulatory approvals for the proposed acquisition. Stockholders of both firms approved the transaction on June 4, 2020. The companies are now in position to close the transaction and expect to do so on Tuesday, Oct. 6, 2020, subject to the customary closing conditions set forth in the merger agreement.

“For the last 45 years TD Ameritrade has been a force for positive change in financial services. We opened our doors in Omaha, Neb., in 1975 to bring Wall Street to Main Street, and in doing so, we helped pioneer an industry that has transformed not just investing, but millions of lives, for the better,” said Steve Boyle, interim president and chief executive officer. “On behalf of our management team, I want to thank all of our valued clients for placing their trust in us and finding value in our vision of what financial services could be. We have spent the better part of the last year planning an integration with Schwab that will be executed with the utmost care, attention to detail, and communication every step of the way.

“And to our workforce I say this: for your ideas, values, commitment to our clients, our communities, and each other, thank you. For your tireless determination during the extraordinary circumstances we have faced, thank you. And, for inspiring me and the rest of our management team daily, thank you. While we may be turning the page on one terrific chapter, an even better one is about to start because of the legacy you’ve helped create,” Boyle added.

Source: TD Ameritrade Holding Corporation

About TD Ameritrade Holding Corporation

TD Ameritrade provides investing services and education to approximately 13 million client accounts totaling approximately $1.5 trillion in assets, and custodial services to more than 7,000 registered investment advisors. We are a leader in U.S. retail trading, executing more than 3 million daily average revenue trades per day for our clients, one-third of which come from mobile devices. We have a proud history of innovation, dating back to our start in 1975, and today our team of nearly 10,000-strong is committed to carrying it forward. Together, we are leveraging the latest in cutting edge technologies and one-on-one client care to transform lives, and investing, for the better. Learn more by visiting TD Ameritrade’s newsroom at www.amtd.com, or read our stories at Fresh Accounts.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) / SIPC (www.SIPC.org)

Safe Harbor

This press release contains forward-looking statements relating to the proposed merger, including timing of closing and integration, and stockholder and client benefits. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations. Important transaction-related factors that may cause such differences include, but are not limited to, failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all; litigation challenging the merger; the risk that expected revenue, expense and other synergies from the transaction may not be fully realized or may take longer to realize than expected; the parties being unable to successfully implement their integration strategies; and disruptions to the parties’ businesses as a result of the announcement and pendency of the merger. Other important factors include general market conditions, including the level of interest rates, equity valuations and trading activity; the parties’ ability to attract and retain clients and registered investment advisors and grow those relationships and client assets; competitive pressures on pricing, including deposit rates; the parties’ ability to develop and launch new and enhanced products, services, and capabilities, as well as enhance their infrastructure, in a timely and successful manner; client use of the parties’ advisory solutions and other products and services; client sensitivity to rates; the level of client assets, including cash balances; capital and liquidity needs and management; the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities to contain the spread of the virus and the economic impact; regulatory guidance; litigation or regulatory matters; any adverse impact of financial reform legislation and related regulations; and other factors set forth in Schwab’s and TD Ameritrade’s definitive joint proxy statement/prospectus dated May 4, 2020, as supplemented, and Schwab’s and TD Ameritrade’s most recent reports on Form 10-K and Form 10-Q.